Exhibit 99.1

CNBC Interview Transcript

Kevin McGurn, Interim CEO, Trump Media & Technology Group

Monday, August 24, 2026

INTERVIEWER 1: Trump Media recently launched a data feed for Truth Social called Truth API that's being sold to customers, including high-frequency trading firms. That service is being investigated by members of Congress. A lot of commotion about it—lawsuits filed against the president alleging it's unconstitutional. Joining us right now in an exclusive interview—his first TV interview since taking the helm of the company—is Kevin McGurn, interim CEO of Trump Media & Technology Group. We're thrilled to have you at the table. Thanks for coming in to discuss all of this — we talk about your company all the time. You've now had the job for about four months. Is this what you expected?

MCGURN: You know, it's a really interesting job to have. We promised, when I came into the role, that we were going to be out here talking to folks like yourselves, talking to our investors, just generally talking to all of our customers, and doing it a little bit differently—trying to get some recurring revenue into the system. And that's part of the Truth API.

INTERVIEWER 1: Okay, so let's talk about the Truth API, because that's been in the headlines almost every day in one way or the other. And really, the controversy is this idea that the President of the United States is effectively—because his family owns part of this company—monetizing his ability to make market-moving statements, and that companies are paying to get access to those statements before the rest of the public.

MCGURN: Yeah. So, let's start with the technology. It's a tried-and-true technology that's been in the social media system for quite some time—more than a decade. All of the big platforms run APIs into high-frequency trading platforms, news and information services, prediction markets, you name it. When I came into the role—I've been in the media business for almost 30 years—this was an obvious place to go. We have incredible data, incredible information, and it was in high demand. This was demand came to us from the market, so we wanted to make sure we satisfied that demand in the most brightly lit way. When you have scrapers coming after your data on an ongoing basis, against your terms of service, and you instead give them a product they can pay for and do it in a legal way, all of these customers came and signed up.

INTERVIEWER 2: You're avoiding the elephant in the room—the president decides what's going on, and then certain customers effectively get early access to that. It’s almost as if you have to do it. It’s monetizing the position—

MCGURN: I mean, the president is a minority shareholder. However, I have hundreds of thousands of shareholders, so I don't just have the opportunity, I have the obligation—

INTERVIEWER 2: You could say, "There's going to be a settlement based on some tariff issue," and you're going to know before anyone else, and the market's going to go up a thousand points.

MCGURN: Here's what I'd say. I think speed has been part of information since its onset in the news space. It's the same reason you have reporters on Air Force One. It's the same reason why you have a White House press room, to get closer to the information.

INTERVIEWER 1: So, let me ask you a question. And, by the way, my understanding is that Twitter has an API that people access—

MCGURN: Yeah, it’s called firehose.

INTERVIEWER 1: —early as well, right?

MCGURN: As does Reddit.

INTERVIEWER 1: As does Reddit. So, there are others selling this. I think it's important—the public understands that. But they don't have a president who is a minority shareholder and whose name is on the shingle. So, my question is: was there ever a thought where you said to yourself, "We're going to sell this API product where people can get access early—except for any post made by the President of the United States"? To me, that's the one shift that would change the equation. Look at what Elon's doing with Twitter — if he's selling early access, fine, as long as it's not market-moving on behalf of Tesla or something else where he's the beneficiary. Because this is the president, and there's a public obligation, the question is: was there ever consideration about carving out his posts specifically?

MCGURN: Yeah, I'd say this: his information goes out all over the internet. It starts on Truth Social; it goes to Twitter, it goes to Reddit—

INTERVIEWER 1: Right.

MCGURN: —and it goes to Instagram and TikTok. He’s big on TikTok. We give a 50-millisecond advantage in that post, but that's the internet delivery. All posts go out in real time. As soon as the president posts, or any of our other creators post, it's public information. It goes out on the internet, and if it's machine-readable, machines are faster than people—that's why that little latency occurs. But it's a tried-and-true tactic. In fact, other services actually create even more latency; we do not. We put it out there in real time to all of our customers.

INTERVIEWER 3: But the reason there's an advantage to it is that if you do have a machine reading it, you can figure it out faster.

MCGURN: That's exactly right. Yeah. It goes right into an algorithmic trading platform, and they start to look at context to figure out what their trades can be. And by the way, those trades can be right or wrong depending on the context that they look at. And the other things is that we want to license this not just to high-frequency trading platforms but to retail trading platforms. So, you take it from Wall Street to Main Street, and then go on to other types of information services like, you know, some of the bigger names you'd know. We just signed one of the largest financial data and information distributors at the end of last week, so we're super excited about that. We're going to go on to the AI world and license it to large language models and we’re going to go into prediction markets as well.

INTERVIEWER 2: I get a lot of Truth Social stuff sent to me by important people, but it’s always on Twitter. I don't—

MCGURN: Yeah. Yeah.

INTERVIEWER 2: —so it goes to Twitter. When the president is out of office, why would anyone stay with Truth Social at that point? Isn’t it—I mean, talk about key man insurance.

MCGURN: Yeah. I mean, you've got the midterms coming up, which are a big part of how we think about the world. I think about media, and it starts with content—you think about the term that’s coming up, and we've got a lot of different folks coming into the House and into the Senate. These are platforms that have to exist. Let's not forget: five years ago, the president was de-platformed from all those services that you mentioned. So, this has to exist.

INTERVIEWER 2: Well, look at pre-Elon Twitter.

MCGURN: That's right—go back into the Twitter Files, understand everything that was happening there, and that's why this was a necessity for the market.

INTERVIEWER 2: Is Bluesky viable? I mean, is it making it at this point?

MCGURN: I think all of these different services are probably viable. Honestly, I think they have to be there because there has to be balance, and no one service is going to balance you out.

INTERVIEWER 1: As of about a week-and-a-half ago, DealBook had reported that there were about ten companies, hedge funds and the like, that were buying this service. So, they were spending $100,000 a month; that’s $1.2 million a month to you. How many are there as of today?

MCGURN: More than that. We don’t disclose our customers; we let them go out there in the market and talk about it. But we’re getting into the mid-teens now, and we’re climbing.

INTERVIEWER 1: And is that something when you think about—and this is a publicly-traded company, so people want to understand the economics of your business—is that something where, if you’re in the mid-teens, let’s call it fifteen, I’ll make that up for now; is that something where you say it’s thirty by the end of the quarter? Do you think there’s a marketplace for one hundred firms to be paying this kind of money? Is there one thousand firms? What is the TAM for this particular product?

MCGURN: I like that question because the TAM actually fluctuates a little bit based on demand and the necessity for speed. Because not every price point is going to rise to that level depending on what you’re using it for. If you’re a news and information source, like CNBC, and you want a feed, we can give that to you. But we’re probably not going to give it to you at that high price point—it’s not worth that much to you, right? It’ll be worth slightly less. And if you need a feed, let me know; I know a guy. So, you know, the thing I think about is total addressable market of data. It’s an enormous market. But our service is relative to its size and relative to its importance. And for us, we’re going to continue to look for other revenue streams, as well. My goal here—I’m a growth and revenue executive. I’m supposed to put in recurring revenue into these publicly traded businesses; I’ve hundreds of thousands of shareholders to serve. And, you know, I think we’re starting. It’s going to be fun.

INTERVIEWER 3: Kevin, this obviously seems like a pretty valuable asset you have at this point. If Donald Trump is no longer president, how much does that lose—how much do you lose in terms of the value for that data?

MCGURN: So, I think the goal here is, we’ve got an incredible brand. We have a license on that brand. I think that brand last well after the Administration. I think there’s business, politics, lifestyle that can be built out. I’m a content and distribution person, and I do think we can build a big brand that lasts well beyond the Administration.

INTERVIEWER 3: Do you think the hedge funds, though, would pay the same premium that they’re paying right now?

MCGURN: On the data feed? I think we’ll have to see what the demand looks like. It depends on who we bring into the service and what they’re talking about at the time. My goal is to actually go around the world and get more people participating as their primary asset on Truth Social.

INTERVIEWER 1: Let me ask you a different question about the risks presented in your company. I imagine if Democrats with the House and the Senate—and who knows about the Presidency in the future—there will be enormous legal costs for your company—

MCGURN: Yeah, yeah.

INTERVIEWER 1: Because you will—the company is going to be hauled in front of Congress multiple times, and there’s obviously all these lawsuits already. In terms of, sort of, thinking about what those risks are for the investors, what do you tell them?

MCGURN: First and foremost, we’re not part of a lawsuit for this particular product. But we have had lots of legal, you know, considerations in the past. We just settled—we actually announced it in our earnings report, our very first earnings call, part of the messaging that we want to have out there in the marketplace—we did just end and settle a bunch of litigation. So that will bring our costs of, our capex down for the next quarter. But I agree with you. It’s a sad state of affairs; I don’t know how else to describe it. It shouldn’t be part of a public company’s remit to constantly fight the American taxpayer and Congress.

INTERVIEWER 1: Also, we talked about this as a media company, but there’s a bitcoin strategy going on underneath this company. There’s a merger with a nuclear fusion company in the offing, or not. What is the state of play for everything else, so we understand where this all goes?

MCGURN: Yeah, so, the nuclear fusion company, TAE Technologies, is finishing their audits, and we’re getting towards an S-4 to file to complete a merger of equals. That’ll be a $6 billion valuation merger. It’s one of the mergers that I’ve worked on for quite some time. It’s one of the reasons why I got this role. And then the bitcoin strategy, we’ve been diversifying our assets across a number of different big institutions that are running great strategies for us, and we’re creating yield.

INTERVIEWER 1: Let me ask you just a very personal question. When you decide to take this job, there are people out there in the world who say to themselves that the President and the President’s family should not be involved in businesses that can be affected by the President and policies that he’s putting in place. Bitcoin has been affected by the President, nuclear energy policy is important, the media policy is important. I’m curious, just on a very personal level, what you think of that, the idea the President shouldn’t be involved in these things. By the way, some people who are fans of the President think unto themselves that just a company like this undermines the credibility of the President. Meaning, they’re not even arguing about something else; they’re just saying I wish he wasn’t doing this because I think he’d have more credibility doing everything else.

MCGURN: Yeah. I would say two things. One, without this company, it would’ve been very hard to get elected. This is the thing he used to actually speak to his constituents. And then, secondly, he said it best—he could, one of his guys could, start a cupcake factory and he could eat a cupcake, and it would change the world and, you know, have cupcakes be a conflict of interest.

INTERVIEWER 2: Wait, there aren’t Trump cupcakes already?

MCGURN: You know what, I’ll work on that next. That’ll be part of my thing.

INTERVIEWER 2: I think—

MCGURN: So, I think having, holding office at the highest, you know, in the highest post in the land and having business interests is just a fact of life. I think we’re modernizing the way people think about this. From my perspective, running a business from the media standpoint as well as running bitcoin—

INTERVIEWER 1: Do you think this is the future of politics?

MCGURN: I do.

INTERVIEWER 1: You do? So, that’s a larger statement, meaning that every politician is going to be effectively be in business; therefore, the whole idea of conflicts of interest and trying to prevent conflicts of interest—I mean, what do you think about whether politicians should be able to buy or sell stock, for example?

MCGURN: You know, I’m not a lawmaker. So, all of these things need to be litigated and figured out. Obviously, we’re not doing anything illegal here, I think that’s very clear. All of the coverage on this from the press has been, you know, quite fair, actually. When you get passed the headlines, it’s been pretty great down the middle. I’m actually okay with it. And coming on shows like this has been very supportive for us and actually a good marketing tool, as well, for new customers. I think running businesses and running the country are going to be a big part of the conversation as we go forward. Abraham Lincoln had two desks. He governed from one and he ran his business from the other.

INTERVIEWER 1: Kevin, it’s good to see you. We appreciate you engaging in the dialogue about all this. Thank you for coming.

MCGURN: Thank you, guys, for having me. I appreciate it.